Exhibit 10.1

March 10, 2010

James Russell (J.R.) Reger

South Fork Exploration, LLC

P.O. Box 1782

Billings, Montana 59103

Re:  Agreement to Purchase Oil, Gas and Mineral Leases

Dear Mr. Reger:

This letter sets forth the terms pursuant to which Plains Energy Investments, Inc. (“Plains”) agrees to purchase all right, title and interests of South Fork Exploration, LLC (“SFE”) in those certain oil, gas and mineral leases set forth on Exhibit A hereto (the “Leases”).

Plains hereby agrees to pay SFE $1,374,375 cash and issue SFE 2,573,346 unregistered shares of Plains common stock, par value $0.001 per share (the “Shares”) upon receipt by Plains of the following:

•                  A fairness opinion from an independent party acceptable in form and substance to Plains confirming that the terms of the proposed transaction are fair and reasonable to Plains and its shareholders; and

•                  Executed assignments from SFE on a county-by-county basis substantially similar to the form attached hereto as Exhibit B.

SFE hereby agrees to accept the foregoing consideration in exchange for assignment to Plains of the Leases, and SFE hereby acknowledges the sufficiency of such consideration.  Either party may terminate this agreement in the event Plains has not received a fairness opinion acceptable in form and substance to Plains by April 1, 2010.

SFE hereby agrees to warrant and defend to Plains, its heirs, successors, legal representatives or assigns against any and all lawful claims and/or demands of all persons whomsoever claiming or to claim any part thereof and to reimburse Plains for any and all costs of suit to defend against the same (including, but not limited to, reasonable attorneys’ fees and expenses) and for any damages of Plains and any of its affiliates resulting from any claim made by any person claiming or to claim any part thereof.  In the event at any time hereafter a defect in title shall arise for any of the Leases, SFE agrees to do remedy such situation by completing either of the following at SFE’s sole cost and expense no later than thirty (30) days following the date on which SFE or Plains (as the case may be) first discovers any title issue:  (i) SFE shall cure such defect to Plains’ satisfaction or (ii) SFE shall assign to Plains a replacement lease (covering lands acceptable to Plains) at SFE’s sole cost and expense.

Please acknowledge your agreement to the foregoing agreement by executing this letter in the space provided below.

Sincerely,

Plains Energy Investments, Inc.

/s/ Mitchell Thompson
By Mitchell Thompson
Its Chief Financial Officer

Agreed and accepted this 10th day of March, 2010
by South Fork Exploration, LLC

/s/ J.R. Reger
By James Russell (J.R.) Reger
Its President

Exhibit B

ASSIGNMENT OF OIL AND GAS LEASES

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, South Fork Exploration, LLC, P.O. Box 1782, Billings, Montana 59103 (hereinafter called Assignor) for and in consideration of One Dollar ($1.00) the receipt whereof is hereby acknowledged, does hereby sell, assign, transfer and set over unto Plains Energy Investments, Inc., P.O. Box 1500, Billings, MT 59103 (hereinafter called Assignee) all of its right, title and interest in and to the oil and gas leases as set out in Exhibit “A” attached hereto and made a part hereof, insofar as said leases cover lands in Mountrail County, North Dakota, said oil and gas leases being hereinafter referred to as “Leases”.

Reserving, however, unto the Assignor herein an overriding royalty equal to the difference between the current existing burdens, and 20.0% of 8/8ths of all the oil, gas and other hydrocarbons produced, saved and marketed from the Leases.  It is the intent to deliver an 80.0% net revenue interest in each Lease assigned of the oil, liquid hydrocarbons, gases (included without limitation, hydrogen sulfide gas) and their respective constituent products produced, saved and marketed from the lands covered by said leases under and by virtue of said leases.  This overriding royalty shall be free and clear of all exploration, development and operating costs incurred on or associated with obtaining production from the respective lease or lands pooled therewith, provided the overriding royalty shall bear its proportionate share of all taxes and costs incurred after the production physically leaves the lease, unit or pooled area boundary.  If Assignor’s interest, or the interest assigned by Assignor to Assignee, in said Leases is less than the full fee simple estate in the oil, gas and other hydrocarbons under any tract or tracts of land assigned hereby, the overriding royalty herein reserved by Assignor, with respect to that tract or tracts, shall be proportionately reduced.

Assignor agrees to warrant and defend to Assignee, its heirs, successors, legal representatives and assigns, the title to the leases against any and all lawful claims and/or demands of all persons whomsoever claiming or to claim any part thereof.

The provisions of this Assignment of Oil and Gas Leases shall be binding upon all successors, representatives and assigns of the Assignor and Assignee.

EXECUTED this                day of March, 2010.

ASSIGNOR:

SOUTH FORK EXPLORATION, LLC

By:
James Russell (J.R.) Reger, President

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ASSIGNEE:

PLAINS ENERGY INVESTMENTS, INC.

By:
Mitchell Thompson, Chief Financial Officer

ACKNOWLEDGEMENT

STATE OF MONTANA	)
) §
COUNTY OF YELLOWSTONE	)

This instrument was acknowledged before me on the            day of March, 2010, by James Russell (J.R.) Reger as President of South Fork Exploration, LLC and Mitchell Thompson as Chief Financial Officer of Plains Energy Investments, Inc. on behalf of said companies.

Notary Signature:
Printed Name of Notary:
Residing at:	SEAL
Montana Notary Public Commission Expires:

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